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                                                                    EXHIBIT 4.7

                      AMENDING AGREEMENT NO. 2 AND CONSENT


               THIS AMENDING AGREEMENT NO. 2 AND CONSENT (this "AGREEMENT") is made as of May 1, 2003 among Capital Environmental Resource Inc./Ressources Environnementales Capital Inc. (the "BORROWER"), various financial institutions, as lenders (the "LENDERS") and Bank of America, N.A. (Canada Branch) ("BOFA"), as Administrative Agent (the "ADMINISTRATIVE AGENT").

RECITALS:

A. Reference is made to the credit agreement dated as of June 27, 2002 among the Borrower, the Lenders, the Administrative Agent and Canadian Imperial Bank of Commerce as managing agent (the "MANAGING AGENT"), as amended by amending agreement no. 1 dated as of July 31, 2002 among the Borrower, certain of the Lenders, the Administrative Agent, the Managing Agent and The Toronto-Dominion Bank as syndication agent (the "SYNDICATION AGENT") (collectively, the "CREDIT AGREEMENT"). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

B. The Borrower has requested certain amendments to the Credit Agreement and the Administrative Agent and the Lenders party hereto have agreed to such amendments, as more fully set forth herein.

C. The Borrower has also requested the consent of the Administrative Agent and the Lenders party hereto of its acquisition (the "OMNI ACQUISITION") of all of the equity interests in Omni Waste of Osceola County LLC ("OMNI"; Omni and its subsidiaries being hereinafter referred to collectively as the "TARGETS"), in each case as more particularly set out below.

               NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENTS TO CREDIT AGREEMENT. In reliance on the representations, warranties, covenants and agreements set forth in this Agreement, and notwithstanding any provisions of the Credit Agreement or any other Loan Document to the contrary, the Administrative Agent and the Lenders party hereto hereby agree to the amendments to the Credit Agreement as set forth below. Effective as of the Effective Date, the Credit Agreement is hereby amended as follows:

        (a) The definitions of "Capital Expenditures", "Change of Control", "Collateral Mortgage", "Funded Debt", "Guaranty" and "Security Agreement" appearing in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

               "CAPITAL EXPENDITURES" means, for any period, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower and its Subsidiaries during such period, but excluding (a) up to US $12,000,000 of any capital expenditures made in connection with the Omni Acquisition or in connection with the development of the Omni Landfill Site up


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                                      -2-


        to and including (but not after) the date upon which the Omni Landfill Site becomes operational and (b) expenditures made in connection with the replacement or restoration of assets during such period, PROVIDED a copy of the purchase order evidencing the replacement of such asset or similar evidence is provided to the Administrative Agent within 90 days of the loss or damage of such asset and such assets are replaced or restored within 360 days of the loss or damage of such asset, and to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, or (ii) with awards of compensation arising from the taking by expropriation, eminent domain or condemnation of the assets being replaced.

               "CHANGE OF CONTROL" means (a) any Person or group of Persons, acting jointly or otherwise in concert, other than the Permitted Holders, shall acquire legal or beneficial ownership of 20% or more of the outstanding shares of common stock of the Borrower, or (b) during any 12-month period, individuals who at the beginning of such period constituted Borrower's Board of Directors (together with any new directors whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's shareholders was approved by a vote of a majority of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower; PROVIDED THAT (i) the equity investments made by certain Persons in the Borrower or any Subsidiary to consummate the Omni Acquisition and the investments made by the Kelso Investors to purchase the Kelso Preferred Stock and the Kelso Warrants under the Kelso Preferred Stock Documents; (ii) the ability of the Kelso Investors to appoint up to two members of the Borrower's Board of Directors under the Kelso Preferred Stock Documents and (iii) the Exchange Event as defined in Section 6.7 of the Kelso Subscription Agreement in each case shall not apply to a determination of Change of Control.

               "COLLATERAL MORTGAGE" means each of (i) the collateral mortgages and fixed and floating charge debentures to be executed and delivered by the Borrower and each of its Subsidiaries having an interest in any real property, substantially in the form of Exhibits H-3 and H-4, respectively and (ii) the mortgages and deeds of trust executed and delivered by the Borrower and each of its Subsidiaries having an interest in real property.

               "FUNDED DEBT" means all Debt of the Borrower and its Subsidiaries, excluding (i) obligations of the Borrower or any Subsidiary in respect of any performance bonds, (ii) the obligations of the Borrower or any Subsidiary in respect of undrawn letters of credit supporting any performance bond, (iii) the obligations of the Borrower or any Subsidiary in respect of undrawn letters of credit supporting post-closure obligations, (iv) the obligations of the Borrower or any Subsidiary in respect of undrawn letters of credit supporting Municipal Service Contracts, (v) liabilities under Hedging Agreements, (vi) Debt of the Borrower to Wholly-Owned Subsidiaries and Debt of Subsidiaries to the Borrower or to other Wholly-Owned Subsidiaries, (vii) contingent obligations in respect of the WSI Acquisition and (viii) royalty payments due by the Borrower or a Subsidiary


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                                      -3-


        to municipalities or other persons or entities under that certain Royalty Agreement (the "OMNI ROYALTY AGREEMENT") dated as of May 1, 2003, without giving effect to any amendments thereto, entered into in connection with the Omni Acquisition.

               "GUARANTY" means (i) the Subsidiary Guaranty issued or to be issued by various Subsidiaries, substantially in the form of EXHIBIT G and (ii) the U.S. Subsidiary Guaranty and any other guaranty issued or to be issued by any of the Borrower's Subsidiaries.

               "SECURITY AGREEMENT" means each of the (i) the General Security Agreements issued by various Canadian Subsidiaries and the General Security Agreement issued by the Borrower, substantially in the form of EXHIBITS H-1 and H-2, respectively and (ii) the U.S. Security Agreement and any other security agreement issued or to be issued by the Borrower or any of its Subsidiaries.

               (b) The following definitions are hereby added to Section 1.1 of the Credit Agreement:

               "GANNARELLI DEBT" is defined in the Second Amendment.

               "KELSO INVESTORS" means Kelso Investment Associates VI, L.P., a Delaware limited partnership and KEP VI, LLC, a Delaware limited liability company.

               "KELSO PREFERRED STOCK" is defined in the Second Amendment.

               "KELSO PREFERRED STOCK DOCUMENTS" means those certain instruments and documents (including without limitation subscription agreements, warrants and certificates of designations) pursuant to which the Kelso Investors have agreed to invest, in exchange for the Kelso Warrants and shares of the Kelso Preferred Stock, net cash proceeds of at least US$50,000,000 and up to US$100,000,000.

               "KELSO SUBSCRIPTION AGREEMENT" means that certain preferred subscription agreement by and among Waste Services, Inc., the Borrower and the Kelso Investors.

               "KELSO WARRANTS" is defined in the Second Amendment.

               "MAJORITY PURCHASE AGREEMENT" is defined in the Second Amendment.

               "OMNI ACQUISITION" is defined in the Second Amendment.

               "OMNI LANDFILL SITE" means the landfill site acquired pursuant to the Omni Acquisition.

               "OMNI SUBSCRIPTION AGREEMENTS" means those certain instruments and documents pursuant to which certain investors have invested, in exchange for Series I Preferred Stock of the Borrower, US$28,500,000 in net cash proceeds.


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                                      -4-



               "SECOND AMENDMENT" means that certain Amending Agreement No. 2 and Consent dated as of May 1, 2003 between the Borrower, certain of the Lenders and the Administrative Agent.


               (c) Section 8.6.2 of the Credit Agreement is amended to delete the reference to "at any time during any Computation Period" appearing therein and replace it with "at the end of any Computation Period".


               (d) Section 8.6.3 of the Credit Agreement is amended and restated in its entirety to read as follows:

               8.6.3 LEVERAGE RATIO. Not permit the Leverage Ratio at any time during any Computation Period ending during the periods described below to exceed the applicable ratio set forth below:

                                                       Maximum Leverage
              Computation Periods Ending:                   Ratio
        -------------------------------------------    ----------------
                    March 31, 2003                       3.50 : 1.00

          April 1, 2003 - September 29, 2003             3.35 : 1.00

          September 30, 2003 - March 31, 2004            3.00 : 1.00

          April 1, 2004 - September 30, 2004             2.75 : 1.00

           October 1, 2004 - March 31, 2005              2.50 : 1.00

          April 1, 2005 - September 30, 2005             2.25: 1.00

            October 1, 2005 and thereafter               2.00 : 1.00


        PROVIDED that if, after the Closing Date, the Borrower incurs any additional Subordinated Debt, then, in lieu of the foregoing maximum Leverage Ratio, from and after the date on which such Subordinated Debt is incurred, the Borrower shall not permit the Leverage Ratio and the Senior Leverage Ratio at any time during any Computation Period ending during the periods described below to exceed the applicable ratios set forth below:


                                                       Maximum Leverage
              Computation Periods Ending:                   Ratio
        -------------------------------------------    ----------------
          March 31, 2003 - September 30, 2004            3.75 : 1.00

           October 1, 2004 - March 31, 2005              3.50 : 1.00

             April 1, 2005 and thereafter                3.25 : 1.00



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                                      -5-



                                                        Maximum Senior
              Computation Periods Ending:               Leverage Ratio
        -------------------------------------------    ----------------
                    March 31, 2003                       3.50 : 1.00

          April 1, 2003 - September 29, 2003             3.35 : 1.00

          September 30, 2003 - March 31, 2004            3.00 : 1.00

          April 1, 2004 - September 30, 2004             2.75 : 1.00

           October 1, 2004 - March 31, 2005              2.50 : 1.00

          April 1, 2005 - September 30, 2005             2.25: 1.00

            October 1, 2005 and thereafter               2.00 : 1.00

               (e) Section 8.6.5 is amended and restated in its entirety to read as follows:

               8.6.5. CAPITAL EXPENDITURES. Not permit the consolidated Capital Expenditures of the Borrower and its Subsidiaries at any time during any Computation Period ending during the periods described below to exceed the applicable amounts set forth below:

               Computation Periods Ending:           Capital Expenditure Limit
        -------------------------------------------  -------------------------
           January 1, 2003 - December 31, 2003            Cdn.$16,000,000

              January 1, 2004 - Thereafter                Cdn.$17,600,000

        If, after the Closing Date, the Borrower or any of its Subsidiaries completes an Acquisition, the maximum Capital Expenditure levels set forth above will be increased by an amount equal to the consolidated trailing 12-month depreciation of the Person which is the subject of such Acquisition (or, in the case of an Acquisition of only a portion of the assets of any Person, the consolidated depreciation of the Person which is the subject of such Acquisition, solely to the extent such consolidated depreciation relates to the assets acquired in such Acquisition). Any such adjustment will be determined by the Administrative Agent, based upon the consolidated audited financial statements of the Person which is the subject of such Acquisition for the most recently completed fiscal year of such Person for which audited financial statements are available; PROVIDED THAT if such financial statements are not available, such adjustments shall be made on the basis of unaudited financial information in respect of the target of such Acquisition, to the extent such unaudited financial information is reasonably acceptable to the Administrative Agent. Additionally, upon receipt and approval by the Administrative Agent of documentation evidencing new Municipal Service Contracts, the maximum Capital Expenditure levels set forth above (as adjusted) may be increased by a total


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                                      -6-



        amount of Cdn$8,000,000; provided, however, that for the 12-month period ending December 31, 2003, the maximum Capital Expenditure levels set forth above (as adjusted) may be increased by a total amount of Cdn$12,100,000 upon receipt and approval by the Administrative Agent of documentation evidencing new Municipal Service Contracts. Any such increase in the maximum Capital Expenditure levels set forth above for Municipal Service Contracts may only be used to fund Capital Expenditures necessary to permit the Borrower or its Subsidiaries to fulfil their obligations under the new Municipal Service Contracts.

               (f) Section 8.10(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                      (f) from and after February 1, 2003, good faith deposits
               up to an aggregate of US $15,000,000 (including such deposits made in connection with proposed acquisitions by the Borrower of Earth Resource Management, Inc. and of a group of companies collectively referred to as "Florida Recycling") made in connection with prospective acquisitions to the extent such deposits are funded solely from issuances of equity by the Borrower or any Subsidiary (it being understood and agreed that the amount of such deposits made in connection with acquisitions actually consummated by the Borrower shall be added back to the aggregate total amount available for all such deposits hereunder);

               (g) Section 9.1 of the Credit Agreement is hereby amended to insert the following new subsections (s) and (t) which shall be stated to read as follows:

                      (s) OMNI ACQUISITION-RELATED OBLIGATIONS. (i) The Kelso
               Investors and the investors under the Omni Subscription Agreements fail to fund, by May 1, 2003 (or such later closing date as is agreed to under one or more amendments to the Majority Purchase Agreement), net cash proceeds of at least US$50,000,000.

               (ii) (A) Any breach, default or other event occurs under any of the Kelso Preferred Stock Documents which permits one or more of the holders of the Kelso Preferred Stock to require redemption of the Kelso Preferred Stock or (B) one or more of the holders of the Kelso Preferred Stock commence any proceeding or take any action (1) to redeem the Kelso Preferred Stock, (2) to cause, or attempt to cause, the payment of cash dividends under the Kelso Preferred Stock or (3) which is otherwise restricted thereunder as per the terms set forth in ANNEX B to the Second Amendment or
               (C) the Borrower, the issuer of the Kelso Preferred Stock or any Subsidiary agrees to any amendment to any of the Kelso Preferred Stock Documents which amendment is materially adverse to the interests, rights or remedies of any of the Lenders, the Administrative Agent or the ability of the Borrower or any Subsidiary to fufill its obligations under the Loan Documents.

                      (t) FLORIDA COLLATERAL MORTGAGE. Any filing for record of
               a notice is made by any Person pursuant to Section 697.04, Florida Statutes, limiting the maximum


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                                      -7-


               principal amount that may be secured by any Collateral Mortgage in respect of real property located in the State of Florida.

               (h) SCHEDULE 1.1(B) to the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Annex A hereto.

2. WAIVERS AND CONSENTS. In reliance on the representations, warranties, covenants and agreements set forth in this Agreement, the Administrative Agent and the Lenders party hereto hereby consent to (i) the following waivers requested by the Borrower as set forth in subsections (a) and (b) of this
SECTION 2 and (ii) the consummation of the following transactions by the Borrower as set forth in subsections (c) and (d) of this SECTION 2, in each case subject to the satisfaction of the remaining conditions in Section 8.11 of the Credit Agreement and the conditions contained in Section 4 of this Agreement:

(a) The waiver of compliance with SECTION 8.6.3 of the Credit Agreement only to the extent such Section would otherwise require, during all dates commencing on January 1, 2003 and ending on or prior to June 30, 2003, compliance with such Section at any time other than at the end of the Computation Periods ending on March 31, 2003 and June 30, 2003, it being understood and agreed that compliance with such Section on and after July 1, 2003 shall continue to be required at all times during and at the end of all subsequent Computation Periods;

(b) The waiver of all Events of Default, if any, in effect on the date hereof under SECTION 9.1(j) of the Credit Agreement as a result of the Borrower's acquisition (the "MOOREHEAD ACQUISITION") of 23.5% of the membership interests in the capital of Omni from Donald F. Moorehead, Jr. ("MOOREHEAD") in violation of SECTION 8.10 of the Credit Agreement; PROVIDED THAT the Moorehead Acquisition has been consummated (i) for aggregate consideration not in excess of US$8,250,000 in cash PLUS 2,050,000 shares of common stock of the Borrower PLUS the royalty payments in accordance with the Omni Royalty Agreement and (ii) pursuant to a purchase agreement in the form provided to the Administrative Agent (the "MOOREHEAD PURCHASE AGREEMENT");

(c) The acquisition (the "MAJORITY ACQUISITION") of 76.5% of the membership interests in the capital of Omni from certain sellers ("MAJORITY SELLERS") (for aggregate consideration, including deposits heretofore made, not in excess of US$57,325,000 PLUS the royalty payments in accordance with the Omni Royalty Agreement) on the terms and conditions set forth in and pursuant to a purchase agreement in the form provided to the Administrative Agent (the "MAJORITY PURCHASE AGREEMENT"), the assumption of certain unsecured indebtedness in the principal amount not in excess of US$3,500,000 currently owed by Omni to Evadne Gannarelli (the "GANNARELLI DEBT"), the Omni Land Swap (as defined below) and the Whaley Lease and Option Transactions; PROVIDED THAT (i) no Unmatured Event of Default or Event of Default has then occurred or is continuing or would arise after giving effect to the Majority Acquisition, (ii) (A) the mortgage loan owed by Omni, the Borrower or any Subsidiary to Southern Community Bank shall have been repaid in full upon, or substantially concurrently with, the consummation of the Majority Acquisition and (B) Southern Community Bank shall have (1) released its liens on all assets and properties of Omni, the Borrower or any Subsidiary (including without


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                                      -8-



limitation any portion of the Omni Landfill Site) and (2) executed and delivered a payoff letter in form and substance acceptable to the Administrative Agent,
(iii) the Borrower shall have complied with Section 4 hereof and (iv) the Whaley Lease (as defined below) is subject and subordinate to the Omni Landfill Mortgages and the Administrative Agent's Mortgage on the New Omni Property. As used herein, "OMNI LAND SWAP" means certain transactions between Omni and Bronsons, a Florida general partnership, pursuant to which Omni will make aggregate cash payments not in excess of US$1,000,000 and exchange 2300 acres of real property owned by it (for which it will obtain releases of various recorded and unrecorded claims) for contiguous parcels adjacent to real property currently owned by Omni (the "New Omni Property") comprising approximately 1900 acres, (whereby the New Omni Property shall become a portion of the location for the Omni Landfill Site). As used herein, "WHALEY LEASE AND OPTION TRANSACTIONS" means certain real property lease and purchase option transactions between Omni and H. Clay Whaley, Jr. and Henry Clay Whaley III (with their successors and assigns, the "Whaleys") which Omni agreed to enter into under an Agreement for Lease/Purchase of Real Property dated February 25, 2000, which transactions involve the lease, following the consummation of the Omni Land Swap, of approximately 1,100 acres (apart from the Landfill Site) by Omni to the Whaleys (such lease, the "WHALEY LEASE") and the grant of an option by Omni to the Whaleys with respect to the purchase of such acreage at fair market value; it being understood and agreed that "WHALEY LEASE AND OPTION TRANSACTIONS" will also include any Asset Sale resulting from the exercise, if any, by the Whaleys of the purchase option described above.

(d) The issuance from time to time by Waste Services, Inc. and or the Borrower of certain redeemable preferred stock (the "KELSO PREFERRED STOCK") and certain warrants to purchase common stock (the "Kelso Warrants") to the Kelso Investors; PROVIDED THAT (i) the Kelso Preferred Stock shall be subject to the terms, conditions and restrictions as described in Annex B hereto and (ii) the Borrower shall have complied with Section 4 hereof.

3. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Administrative Agent and each Lender that, as of the Effective Date:

(a) This Agreement has been duly authorized, executed and delivered by the Borrower and duly acknowledged by each Loan Party other than the Borrower, and the Credit Agreement, as amended hereby, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

(b) The representations and warranties of the Borrower and each other Loan Party set forth in each Loan Document, as amended hereby and taking into account the matters consented to herein, are true and correct in all material respects on and as of the Effective Date (except where such representation or warranty expressly relates to a different date).

(c) The Borrower and each other Loan Party are in compliance with their respective covenants in each Loan Document, as amended hereby and taking into account the matters consented to herein, and no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the effectiveness of this Agreement or the Omni Acquisition.


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                                      -9-



(d) No event or circumstance has occurred since December 31, 2002 that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(e) The Borrower has provided to the Administrative Agent true, complete and correct executed copies of the Moorehead Purchase Agreement and the Majority Purchase Agreement and has provided the Administrative Agent with all other material documents, instruments and agreements related to the Omni Acquisition, including all amendments and modifications thereto (whether characterized as an amendment, modification, waiver, consent or similar document) (collectively, together with the Moorehead Purchase Agreement and the Majority Purchase Agreement, the "OMNI ACQUISITION DOCUMENTS"). No material rights or obligations of any party to any of the Omni Acquisition Documents have been waived and no party to any of the Omni Acquisition Documents is in default of its obligations or in breach of any representations or warranties made thereunder (but only to the extent of the knowledge of the Borrower in the case of any such party which is a seller thereunder). Each of the Omni Acquisition Documents is a valid, binding and enforceable obligation of each party thereto in accordance with its terms and is in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability. Each representation and warranty made by each party in the Omni Acquisition Documents is true and correct on the date hereof (but only to the extent of the knowledge of the Borrower in the case of any such party which is a seller thereunder). The Borrower will not amend, modify or waive any material provision of the Omni Acquisition Documents.

4. CONDITIONS TO EFFECTIVENESS. This Agreement shall become effective on the date (the "EFFECTIVE DATE") that the Administrative Agent shall have received
(a) this Agreement, duly executed by the Borrower and the Required Lenders, and duly acknowledged by each Loan Party other than the Borrower, (b) copies of the Omni Subscription Agreements and the Kelso Preferred Stock Documents, duly executed by each investor party thereto and certified in each case by the Borrower to be true and correct, all in form and substance satisfactory to the Administrative Agent and its counsel, (c) evidence reasonably satisfactory to the Administrative Agent that on or before June 30, 2003 (i) the Omni Acquisition has been completed and (ii) the Kelso Investors and the investors under the Omni Subscription Agreements have invested net cash proceeds in an amount sufficient to fund, among other things, the portion of the consideration due under the Majority Purchase Agreement , (d) as a condition to the effectiveness of the consent hereunder to the Omni Acquisition, fully executed copies of the Omni Acquisition Documents, certified in each case by the Borrower to be true and correct and all in form and substance satisfactory to the Administrative Agent and its counsel and (e) for the account of each Lender that executes and delivers to the Administrative Agent or its counsel its signature page hereto by such time as is required by the Administrative Agent, an amendment fee equal to 0.25% of such Lender's Commitment.

The continued effectiveness of the consent set forth in Section 2 of this Agreement is subject to the Administrative Agent's satisfaction that (x) by no later than 30 days after the date hereof, the Administrative Agent shall have received executed copies of the assumption agreement, legal opinions and any other instruments and documents reasonably requested by the Administrative


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                                      -10-



Agent in connection with the amalgamation (effective January 1, 2003) of certain Subsidiaries with the Borrower and (y) by no later than 60 days after the date of consummation of the Omni Acquisition:

(1) The Administrative Agent shall have received executed security documents requested by the Administrative Agent (including without limitation first priority mortgages on the relevant parcels of land constituting the Omni Landfill Site (the "Omni Landfill Mortgages") and other security documents from the applicable Target and each of its subsidiaries), the other documents contemplated by Sections 8.11 and 8.25 of the Credit Agreement and any other instruments and documents requested by, and in form and substance satisfactory to, the Administrative Agent; and

(2) All the security documents and other relevant instruments and documents referred to in the foregoing Section 4(1) shall have been registered in all offices in which, in the opinion of the Administrative Agent or its counsel, registration is necessary or of advantage to perfect and protect the priority of the Liens intended to be created thereby, and duplicate copies of such security documents (or financing statements in respect thereof, as applicable) bearing or accompanied by appropriate endorsements or certificates of registration shall have been delivered to the Administrative Agent. The Administrative Agent shall have received and be satisfied with the results of all personal property, bankruptcy, execution and other searches conducted by the Administrative Agent and its counsel with respect to the Borrower, the Targets and any subsidiaries thereof in all jurisdictions selected by the Administrative Agent and its counsel.

5. CREDIT AGREEMENT IN EFFECT. Except as specifically stated herein, this Agreement shall not constitute (a) a modification or alteration of the terms, conditions or covenants of any other Loan Document, or (b) a waiver, release or limitation upon the exercise by the Administrative Agent or the Lenders of any of their rights, legal or equitable, thereunder. The Credit Agreement shall continue in full force and effect in accordance with the provisions thereof and all Loan Documents issued or granted in connection therewith are hereby ratified and confirmed and shall continue in full force and effect. Each of the Administrative Agent and the Lenders reserves any and all rights and remedies which such Person has had, has or may have had under the Loan Documents. After this Agreement becomes effective as provided herein, any reference to the Credit Agreement shall refer to the Credit Agreement as amended hereby.

6. APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of Ontario.

7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which, when taken together, shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

8. EXPENSES. The Borrower agrees to reimburse the Administrative Agent and the Lenders for their out-of-pocket expenses in connection with this Agreement and the transactions


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                                      -11-



contemplated hereby, including the legal fees and disbursements of Blake, Cassels & Graydon LLP and Sidley Austin Brown & Wood, counsel for the Administrative Agent and the Lenders.



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                                      -12-



               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAPITAL ENVIRONMENTAL                  BANK OF AMERICA, N.A. (CANADA
RESOURCE INC./RESSOURCES               BRANCH), as Administrative Agent and as a
ENVIRONNEMENTALES CAPITAL              Lender
INC.


By: /s/ Thomas E. Durkin                By: /s/ Medina Sales de Andrade
   ---------------------------------       ------------------------------------
Name:  Thomas E. Durkin III            Name:  Medina Sales de Andrade
Title: Secretary                       Title: Assistant Vice-President

                                       CANADIAN IMPERIAL BANK OF
                                       COMMERCE, as a Lender

                                       By:  /s/ Robert McCallum
                                           ------------------------------------
                                       Name:  Robert McCallum
                                       Title: Manager, Commercial Credit

                                       THE TORONTO-DOMINION BANK, as a
                                       Lender

                                       By:  /s/
                                           ------------------------------------
                                       Name:
                                       Title:

                                       THE BANK OF NOVA SCOTIA, as a Lender

                                       By:  /s/
                                           ------------------------------------
                                       Name:
                                       Title:

                                 ACKNOWLEDGEMENT

        The undersigned acknowledges and approves the foregoing Agreement and agrees that each Loan Document to which it is a party is hereby ratified and confirmed and remains in full force and effect.

               DATED May 1, 2003.


                                            RAM-PAK COMPACTION SYSTEMS LTD.



                                            By:  /s/ George Boothe
                                                -------------------------------
                                                Authorized Officer

                                     ANNEX A

                                  SCHEDULE 1.1B
                                PRICING SCHEDULE

        The Applicable Margins, the Stamping Fee Rate and the rate for Letter of Credit fees and non-use fees shall be determined based on the applicable Leverage Ratio as set forth below.

=======================================================================
                LEVERAGE RATIO   APPLICABLE    APPLICABLE      RATE FOR
                                 MARGIN FOR    MARGIN FOR      NON-USE
                                 CANADIAN      PRIME RATE      FEES
                                 EURODOLLAR    LOANS AND
                                 RATE LOANS,   U.S. BASE
                                 STAMPING      RATE LOANS(1)
                                 FEE RATE
                                 AND RATE
                                 FOR LETTER
                                 OF CREDIT
                                 FEES
-----------------------------------------------------------------------
Level I         greater than     3.75%         2.25%           0.50%
                or equal to
                3.25 to 1.00
-----------------------------------------------------------------------
Level II        greater than     3.50%         2.00%           0.50%
                or equal to
                2.75 to 1.00
                but less than
                3.25 to 1.00
-----------------------------------------------------------------------
Level III       greater than     3.25%         1.75%           0.50%
                or equal to
                2.25 to 1.00
                but less than
                2.75 to 1.00
-----------------------------------------------------------------------
Level IV        greater than     3.00%         1.50%           0.50%
                or equal to
                1.75 to 1.00
                but less than
                2.25 to 1.00
-----------------------------------------------------------------------
Level V         less than 1.75   2.75%         1.25%           0.50%
                to 1.0
=======================================================================

               The Applicable Margins, the Stamping Fee Rate and the rate for Letter of Credit fees and non-use fees shall be based, commencing on May 1, 2003, on Level I until the Borrower delivers to the Administrative Agent the financial statements for the Fiscal Quarter ending June 30, 2003 as required by SECTION 8.1 and the related compliance certificate in the form of EXHIBIT C by the due date therefor, and from time to time thereafter, shall be adjusted, to the extent applicable, as of the 45th day (or, in the case of the last Fiscal Quarter of any Fiscal Year, as of the 90th day) after the end of each Fiscal Quarter based on the Leverage Ratio as of the last day of such Fiscal Quarter; PROVIDED that if the Borrower fails to deliver the financial statements required by
        SECTION 8.1 and the related compliance certificate in the form of EXHIBIT C by the due date therefor, the Applicable Margins, the Stamping Fee Rate and the rate for Letter of Credit fees and non-

-----------------
(1) U.S. Base Rate Loans pricing applies only in the limited circumstances described in SECTION 2.2.2(g).

        use fees that would apply at Level I shall be applicable from the due date until such financial statements and the related compliance certificate in the form of EXHIBIT C are delivered, and PROVIDED FURTHER that if the Borrower or any Subsidiary issues any Subordinated Debt, the Applicable Margins, the Stamping Fee Rate and the rate for Letter of Credit fees and non-use fees that would apply at Level I shall be applicable.